Responses to Item 77D - Policies with Respect to Security Investment

Eaton Vance Limited Duration Income Fund
Material changes to the investment policies of the Fund are described under "Notice to Shareholders" in the semiannual report to shareholders dated October 31, 2009 and are incorporated herein by reference.


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